Dennis G. Newkirk
                                                           (281) 423-3332


                                                            EXHIBIT  99.1




FOR IMMEDIATE RELEASE

                           NL REPORTS 1996 RESULTS

HOUSTON, TEXAS -- January 30, 1997 -- NL Industries, Inc. (NYSE:NL) announced net income for 1996 of $10.8 million, or $.21 per share, on sales of $986 million compared to net income for 1995 of $85.6 million, or $1.66 per share. NL reported a net loss for the fourth quarter of 1996 of $10.3 million, or $.20 per share, on sales of $234 million compared to net income in the fourth quarter of 1995 of $34.1 million, or $.66 per share. The 1996 operating results as compared to 1995 were adversely impacted by lower titanium dioxide pigments ("TiO2") selling prices.

Operating income of Kronos' TiO2 business in 1996 was $71.6 million, an $89.6 million decrease compared to 1995 on a 5% decrease in net sales. Kronos' operating income in the fourth quarter of 1996 of $7.1 million was $33.7 million lower than the 1995 period. Average TiO2 selling prices for the fourth quarter of 1996 were 17% lower than the same period in 1995 and 3% lower than the third quarter of 1996. Selling prices at the end of 1996 were 17% below year-end 1995 levels, 8% below the average for 1996 and were 1% below the average selling prices during the fourth quarter of 1996. Kronos continued to experience strong demand in the fourth quarter as sales volumes were 17% higher than the same period in 1995, and volumes for full-year 1996 increased 6% compared to 1995.

Looking ahead, J. Landis Martin, President and CEO, stated, "We anticipate our TiO2 operating margins will begin to improve in the second quarter of 1997 as the impact of recently-announced TiO2 price increases take effect. However, we expect 1997's operating income at Kronos to be below that of 1996, primarily because we anticipate average TiO2 prices for 1997 will be below average prices for 1996. Demand for TiO2 in 1996 increased over 1995 and we expect demand to remain strong in 1997. We believe continued growth in demand should result in significant improvement in average selling prices over the longer term."

Rheox's operating income for 1996 rose $3.3 million from the year-earlier period to a record $41.8 million due to 5% higher sales volumes and a first-quarter 1996 $2.7 million gain related to the reduction of certain U.S. employee pension benefits.

Income tax expense in 1996 differs from a normally-expected rate primarily because of losses in certain countries for which no benefit is currently available.



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On January 30, 1997, the Company refinanced its Rheox indebtedness,  obtaining a net $125 million of new long-term financing. The net proceeds, along with other available funds, will be used to prepay DM 207 million ($127 million) of the Company's Deutsche mark-denominated term loan and to repay DM 43 million ($26
million)  outstanding  under  the  Company's   DM-denominated  revolving  credit
facility, leaving DM 130 million ($80 million) available for borrowing. In connection with the prepayment, the Company and its lenders are modifying certain financial covenants of the DM credit agreement.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals. The Company's 1996 results are subject to final audit.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, global TiO2 productive capacity, competitive products and prices and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.


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                             NL INDUSTRIES, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (In millions, except per share data)
                                 (Unaudited)



                                           Quarter ended           Year ended
                                            December 31,           December 31,
                                       -------------------   ---------------------
                                          1995       1996        1995       1996
                                       --------- ---------   ---------  ----------
Net sales
  Kronos ............................  $   204.7 $   201.5   $   894.1   $   851.2
  Rheox .............................       29.6      32.5       129.8       134.9
                                       --------- ---------   ---------   ---------

                                       $   234.3 $   234.0   $ 1,023.9   $   986.1
                                       ========= =========   =========   =========

Operating income
  Kronos ............................  $    40.8 $     7.1   $   161.2   $    71.6
  Rheox .............................        8.8       8.8        38.5        41.8
                                       --------- ---------   ---------   ---------

    Operating income ................       49.6      15.9       199.7       113.4

General corporate income (expense):
  Securities earnings ...............        1.5       1.1         7.4         4.7
  Expenses, net .....................       (6.6)     (5.1)      (26.6)      (17.5)
  Interest expense ..................      (19.6)    (18.9)      (81.6)      (75.0)
                                       --------- ---------   ---------   ---------

    Income (loss) before income taxes       24.9      (7.0)       98.9        25.6

Income tax benefit (expense) ........        9.5      (3.3)      (12.7)      (14.8)

Minority interest ...................        (.3)     --           (.6)       --
                                       --------- ---------   ---------   ---------

    Net income (loss) ...............  $    34.1 $   (10.3)  $    85.6   $    10.8
                                       ========= =========   =========   =========

Per share of common stock ...........  $     .66 $    (.20)  $    1.66   $     .21
                                       ========= =========   =========   =========

Weighted average common shares
 and common share equivalents
 outstanding ........................       51.5      51.1        51.5        51.3
                                       ========= =========   =========   =========